                                 Exhibit 99.1

News Release

For Immediate Release                        For Further Information, Contact:
January 22, 2009                                   George Lancaster, Hines
        713/966-7676
        George_lancaster@hines.com

HINES REIT ACQUIRES 345 INVERNESS DRIVE SOUTH AND
ARAPAHOE BUSINESS PARK IN DENVER

(DENVER, CO) – The Denver office of Hines, the international real estate firm, announced today that Hines Real Estate Investment Trust, Inc. (Hines REIT) has acquired two Class A office/flex complexes, 345 Inverness Drive South and Arapahoe Business Park, from SVN Equities, LLC. The projects contain a total of 10 buildings representing 484,737 square feet.  Hines is the sponsor of Hines REIT, and is responsible for the acquisition, management and leasing of the majority of its assets. Hines REIT has engaged Frederick Ross Company, a local real estate company, to manage these properties.

345 Inverness Drive South is situated on 16 acres in the southern portion of Inverness Business Park, east of Interstate Highway 25.  The property contains three single-story buildings totaling 175,287 square feet.  It was developed in 2001, and is currently 90 percent leased to tenants including Honeywell International, Zykronix, Nestlé-USA and Luzenac America, Inc.

Arapahoe Business Park is situated on 25 acres at the entrance to Centennial Airport Center, fronting the south side of East Arapahoe Road, approximately 2.5 miles east of Highway 25.  The park contains seven, single-story buildings comprising 309,450 square feet, ranging in size from 44,050 to 48,677 square feet. The business park was developed from 1998-2001, and is 100 percent leased to tenants including American Honda Motor Co., ViaWest Internet Service, Vistar Corporation and Pulte Mortgage, LLC.

“We are pleased with the acquisition of this high-quality portfolio of office/flex assets, as it is emblematic of Hines’ commitment to continue to develop and acquire properties across the full spectrum of real estate assets in the metro Denver market,” said Charles Elder, Hines senior vice president of development.

    “These assets were extremely attractive to the Hines REIT due to their desirable locations and stable, quality tenant rosters,” said Charles Hazen, president and CEO of Hines REIT.  “We believe this acquisition suits our objective of investing in fundamentally sound real estate while expanding our industrial property base.”

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines.  Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States.  Including this acquisition, Hines REIT currently owns interests in 58 properties, four of which are located outside of the United States.  For additional information about Hines REIT, please see www.hinesreit.com.

    Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.  With offices in more than 100 cities in 16 countries, and controlled assets valued at approximately $25.6 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations,  projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate.  Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” sections of Hines REIT’s Registration Statement on Form S-11, its Annual Report on Form 10-K for the year ended December 31, 2007, and its other filings with the Securities and Exchange Commission.